Exhibit 21.1

List of Subsidiaries of Bristol West Holdings, Inc.

Apex Adjustment Bureau, Inc.
Bay View Adjustment Bureau, Inc.
Bristol West Casualty Insurance Company
Bristol West Preferred Insurance Company
Bristol West Insurance Company
Bristol West Insurance Services of California, Inc.
Bristol West Insurance Services of Georgia, Inc.
Bristol West Insurance Services of Pennsylvania, Inc.
Bristol West Insurance Services of Texas, Inc.
Bristol West Insurance Services, Inc. of Florida
BWIS of Nevada, Inc.
Coast National Holding Company
Coast National Insurance Company
Coast National General Agency, Inc.
GP LLC
Insurance Data Systems, G.P.
Security National Insurance Company